Exhibit 99.1
050508
SEPARATION AGREEMENT AND
FULL AND FINAL RELEASE OF CLAIMS
     This Separation Agreement and Full and Final Release of Claims (“Agreement”) is made and entered into between Clifford M. Sladnick (“Mr. Sladnick” or “Employee”) and Gevity HR, Inc. (“Gevity” or “Employer”).
     WHEREAS, Mr. Sladnick and Gevity entered into a letter agreement dated May 26, 2005 (“Letter Agreement”) which provides for certain payments to be made to Mr. Sladnick and required Mr. Sladnick to enter into a Non-Solicitation, Non-Compete and Confidentially Agreement;
     WHEREAS, Mr. Sladnick and Gevity have mutually agreed to terminate Mr. Sladnick’s employment relationship on the terms and conditions set forth in this Agreement;
     WHEREAS, Mr. Sladnick and Gevity desire to enter into this Agreement which supersedes the Letter Agreement and provides for certain payments and benefits to be made to Mr. Sladnick upon his termination of employment and imposes certain requirements on Mr. Sladnick;
     NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, intending to be legally bound hereby, Mr. Sladnick and Gevity agree as follows:
     1. SEVERANCE. Mr. Sladnick and Gevity have mutually agreed to end their employment relationship (and Mr. Sladnick’s employment relationship with all subsidiaries of Gevity) effective July 31, 2008 (“Separation Date”). The Separation Date shall constitute Mr. Sladnick’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code (“Code”) from Gevity. In resolution of their employment relationship, Mr. Sladnick and Gevity have agreed to the terms below.
     2. BENEFITS. In consideration of his decision to enter into this Agreement, and conditioned upon Mr. Sladnick’s compliance with his Non-Solicitation, Non-Compete and Confidentially Agreement dated July 11, 2005 (a copy of which is attached as Exhibit A) and Sections 4, 5, and 16 of this Agreement (regardless of whether such Non-Solicitation, Non-Compete and Confidentiality Agreement and such sections of this Agreement are otherwise deemed enforceable), Gevity agrees to provide Mr. Sladnick with the following:
(a) on each of Gevity’s regular pay dates, payment of Mr. Sladnick’s base salary of $13,846.15 (less applicable tax and other withholdings) for services Mr. Sladnick renders to Gevity as a Gevity employee through the Separation Date;

(b) payment of any amounts owed to Mr. Sladnick as a Gevity employee under Gevity’s benefit plans and programs through the Separation Date, including but not limited to accrued but unused vacation to the extent provided in Gevity’s vacation policy;
(c) reimbursement before the Separation Date in accordance with Gevity’s normal business expense reimbursement policy of $125,000 (less applicable tax and other withholdings) of travel and accommodation expenses incurred by Mr. Sladnick in commuting to Bradenton while a Gevity employee prior to January 1, 2008; provided, however, the expenses paid by Gevity during any taxable year of Mr. Sladnick will not affect the expenses paid by Gevity in another taxable year, this right to reimbursement is not subject to liquidation or exchange for another benefit, and the $125,000 will not be increased to make Mr. Sladnick whole for any income taxes incurred by Mr. Sladnick on the payment made under this § 2(c);
(d) reimbursement in accordance with Gevity’s normal business expense reimbursement policy of business expenses incurred by Mr. Sladnick while a Gevity employee for the period beginning on January 1, 2008 and ending on the Separation Date (including for this purpose reimbursement of up to $15,000 (less applicable tax and other withholdings) for Mr. Sladnick’s travel expenses between Chicago and Bradenton and accommodation expenses in Bradenton incurred prior to the Separation Date), provided Mr. Sladnick timely and properly submits such expenses in accordance with Gevity’s normal business expense reimbursement policy; provided, however, the expenses paid by Gevity during any taxable year of Mr. Sladnick will not affect the expenses paid by Gevity in another taxable year, this right to reimbursement is not subject to liquidation or exchange for another benefit, and this reimbursement amount will not be increased to make Mr. Sladnick whole for any income taxes incurred by Mr. Sladnick on such reimbursement amount; and
(e) a cash payment totaling $360,000, payable in equal installments of $13,846.15 (less applicable tax withholdings) on each of Gevity’s regular pay dates, beginning on the first pay date following the Separation Date, and continuing through the pay date that covers July 31, 2009 provided, however, that if $360,000 has not been paid in full on July 31, 2009, the final payment shall be in such amount as is necessary such that the total of all payments under this Section 2(e) equals $360,000, and provided, further, that all of the payments otherwise due to be made under this Section 2(e) before February 1, 2009 shall be delayed and paid in a single lump sum payment on Gevity’s first regular pay date that comes on or after February 1, 2009;

(f) medical and dental coverage for Mr. Sladnick and his eligible dependants under the Gevity insured group health plan, as in effect from time to time, for the period which begins on Mr. Sladnick’s Separation Date and ends on the January 31, 2010 (“Coverage Termination Date”) with Gevity paying toward this coverage the same premium Gevity pays for active executive officers; if Mr. Sladnick and his eligible dependents are eligible for COBRA coverage on the Coverage Termination Date (with the Coverage Termination Date treated as the date Mr. Sladnick terminates employment with Gevity solely for purposes of having such date treated as a qualifying event for Mr. Sladnick), Mr. Sladnick shall have the right to purchase COBRA healthcare continuation coverage at that time under Gevity’s group health plan on such terms and subject to such conditions as set forth in Section 4980B of the Code and the corresponding provisions of the Employee Retirement Income Security Act of 1974, as amended;
(g) group term life insurance, short term disability and long term disability coverage (with Gevity paying the applicable premiums) for Mr. Sladnick for the period which begins on Mr. Sladnick’s Separation Date and ends on the Coverage Termination Date and at the same coverage level in effect immediately prior to Mr. Sladnick’s Separation Date; provided, however, such coverage is subject to all the terms, conditions and limitations of the Gevity group term life, short term disability and long term disability plans as in effect from time to time;
(h) subject to the conditions set forth in this § 2(h), a lump sum payment on March 15, 2009 equal to 50% ($120,060) of the cash bonus Mr. Sladnick would have received under Gevity’s short term incentive bonus plan for 2008 had Mr. Sladnick remained employed for the entire period applicable for such bonus; provided, however, this payment is conditioned on both (1) Mr. Sladnick satisfying the objective individual performance criteria established by Gevity’s Compensation Committee (with input from Gevity’s CEO) for this bonus and (2) Gevity satisfying the corporate performance criteria applicable to Mr. Sladnick under the 2008 short term incentive bonus plan but, for purposes of this cash payment to Mr. Sladnick, these Gevity corporate performance criteria shall be deemed automatically satisfied with respect to $60,030 (which is 50% of the amount payable to Mr. Sladnick under this § 2(h)) if cash bonuses are paid to Gevity’s executive officers for 2008; and
(i) the right to exercise any unexercised Gevity stock options granted under the option agreements dated on or about July 11, 2005, February 22, 2006, and April 20, 2007 to the extent Mr. Sladnick is vested in such options on the Separation Date and shares of restricted stock granted on or about July 11, 2005 to the extent Mr. Sladnick is vested in such shares on the Separation Date; provided, however, such right to exercise such options and receive such shares is subject to all the existing terms, conditions, and limitations in the applicable stock option plan and option certificates (including, without limitation, any exercise periods in such plan and certificates) and in the applicable restricted stock certificate.
Except as described in Sections 2(a) through 2(h), Mr. Sladnick’s eligibility for, coverage under, and participation in all retirement, savings, welfare, fringe benefit, compensation and bonus plans shall terminate on the Separation Date. The benefits in Sections 2(e), (f), (g), (h) and, to the extent provided in the applicable stock option plan and option certificates, (i) shall continue to be payable and/or enforceable regardless of Mr. Sladnick’s death or disability, and the provisions of this Section 2 shall be enforceable by Mr. Sladnick’s heirs and/or personal representatives, as applicable. Upon Mr. Sladnick’s disability, payment shall be made to Mr. Sladnick or, in the event a legal guardian has been appointed for Mr. Sladnick and Gevity is notified in writing of such appointment, his legal guardian (in Gevity’s discretion), and upon Mr. Sladnick’s death, payment shall be made to Mr. Sladnick’s estate, all in such manner and at such times as set forth in this Section 2.
     3. NO OBLIGATION. Mr. Sladnick acknowledges and agrees that the monies and benefits set forth in Section 2 represent good, valuable and sufficient consideration for the mutual promises and duties set forth in this Agreement.
     4. RELEASES BY GEVITY AND MR. SLADNICK.
(a) In consideration for the payments being provided to him above, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the provisions of Section 4(b) below, Mr. Sladnick, for himself, attorneys, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges Gevity, all parent, subsidiary and/or affiliated companies, as well as its and their successors, assigns, officers, directors, agents, representatives, attorneys, stockholders, insurers, employees and employee benefit plans or programs (and the trustees, administrators, fiduciaries, and insurers of such plans or programs), and any other person acting by, through, under, or in concert with any of the persons or entities listed in this section (collectively, the “Gevity Releasees”), of and from any and all liability, claims, demands, actions, obligations, causes of action, suits, grievances, damages, losses, and expenses, of any and every nature whatsoever, known or unknown, at law or in equity, suspected or unsuspected, anticipated or unanticipated, which Mr. Sladnick may have had, claims to have had, or now has or claims to have, which are or may be based on any facts, acts, conduct, documents, representations, omissions, contracts, deferred compensation plans, claims, events or other things occurring at any time on or before the date of this Agreement and arising out of or relating to Mr. Sladnick’s employment with or separation from Gevity. It is understood that, subject to the provisions of Section 4(b) below, this Release includes, but is not limited to all claims, actions or causes of action that were or could have been asserted during the negotiations over this Agreement, any claims, actions or causes of action that were or could have been asserted before any administrative agency or in court, as well as any claims, actions, or causes of action for fraud, misrepresentation, defamation, discrimination or harassment in any form, retaliation, any claims under any federal, state, local or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, the Florida Civil Rights Act, and any and all other federal, state or local statutes, rules, ordinances, or regulations; any and all claims for alleged wrongful discharge, retaliation, negligent or intentional infliction of emotional distress, and breach of contract; any and all claims for compensation, bonuses, commissions, lost wages, stock or stock options, or unused accrued vacation or sick pay; any and all claims for severance or similar benefits or to post-employment health or group insurance benefits; any and all claims for attorneys’ fees, costs or indemnification; and any and all other claims resulting from any alleged unlawful behavior or conduct by any Gevity Releasee the existence of which is specifically denied by the Gevity Releasees.
(b) Notwithstanding the foregoing, nothing in this Agreement is intended to waive or otherwise modify Mr. Sladnick’s right to (i) enforce this Agreement, (ii) seek unemployment or workers’ compensation benefits, (iii) pursue other claims that cannot by statute or otherwise be released by private agreement, (iv) seek indemnification from Gevity or any subsidiary or other affiliate thereof for claims made as a result of his serving or having served as an officer or director of Gevity, to the extent such indemnification is provided to Mr. Sladnick under the Articles of Incorporation or Bylaws of Gevity, applicable corporate law, or that certain Indemnification Agreement (the “Indemnification Agreement”) between Mr. Sladnick and Gevity dated as of July 22, 2005; (v) enforce the option agreements evidencing any options vested as of the Separation Date for the period, if any, such options are exercisable pursuant to the terms of such option agreements after the Separation Date; (vi) receive shares of restricted stock vested as of the Separation Date pursuant to the terms of the applicable restricted stock plan and applicable restricted stock certificates; (vii) receive any vested benefits payable to Mr. Sladnick under the terms of Gevity’s 401(k) plan or (viii) enforce any consulting agreement entered into by Mr. Sladnick and Gevity for periods after the Separation Date.
(c) In consideration of Mr. Sladnick’s agreement to accept the terms and provisions of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the provisions of Section 4(d) below, Gevity, for itself, its subsidiaries, affiliates, successors and assigns, fully, finally and forever releases and discharges Mr. Sladnick, his heirs, executors, administrators and assigns, and any other person acting by, through, under, or in concert with any of the persons or entities listed in this section (the “Sladnick Releasees”), of and from any and all liability, claims, demands, actions, obligations, causes of action, suits, grievances, damages, losses, and expenses, of any and every nature whatsoever, known or unknown, at law or in equity, suspected or unsuspected, anticipated or unanticipated, which Gevity may have had, claims to have had, or now has or claims to have, which are or may be based on any facts, acts, conduct, documents, representations, omissions, contracts, deferred compensation plans, claims, events or other things occurring at any time on or before the date of this Agreement and arising out of or relating to Mr. Sladnick’s employment with or separation from Gevity. It is understood that this Release includes, but is not limited to all claims, actions or causes of action that were or could have been asserted during the negotiations over this Agreement, any claims, actions or causes of action that were or could have been asserted before any administrative agency or in court, the existence of which is specifically denied by the Sladnick Releasees.
(d) Notwithstanding the foregoing, nothing in this Agreement is intended to waive or otherwise modify and Gevity does not release (i) any claims to enforce this Agreement or any agreement that remain in full force and effect under Section 14, (ii) any claims against Mr. Sladnick or the Sladnick Releasees resulting from any fraud, misappropriation, embezzlement or similar act by Mr. Sladnick or Mr. Sladnick’s willful, intentional or reckless violation of any federal, state or local statute, rule, or regulation, or (iii) claims that cannot by statute or otherwise be released by private agreement.
     5. NO OTHER CLAIMS. Mr. Sladnick and Gevity, respectively, represent that neither they nor anyone on their behalf has filed, nor assigned to others the right to file, nor are there currently pending by Mr. Sladnick or Gevity or anyone on their behalf, any complaints, charges or lawsuits against the Gevity Releasees or the Sladnick Releasees (as the case may be), or any of them, with any governmental agency, any court or with or in any other forum, and that neither Mr. Sladnick nor Gevity nor anyone on their behalf will file, assign to others the right to file, or make any further claims against the Gevity Releasees or the Sladnick Releasees (as the case may be), or any of them, at any time for any alleged acts or omissions covered by the releases in Section 4 above. The parties agree that in the event they (or anyone on their behalf) assert any claim or file any complaint, charge or lawsuit, or any of them, that is covered by the releases in Section 4 above, such party waives any monetary recovery or other individual relief in such action and shall pay all of the attorneys’ fees, expenses and costs incurred by the defending party in responding to such claim, complaint or action; provided, however, that nothing in this Agreement shall prohibit or impose any liability on either party for filing a charge or complaint with, or participating in any investigation by, any governmental agency.
     6. CERTAIN STATEMENTS; REFERENCES. Mr. Sladnick agrees that he has not during the time period while this Agreement was being negotiated or was under consideration by Mr. Sladnick and will not knowingly make statements to Gevity’s clients, employees, vendors, shareholders, investors or to any other member of the public that in any way could be deemed to negatively criticize, denigrate or disparage Gevity, Gevity’s products or services, Gevity’s business, or Gevity’s past or present agents, officers, directors, representatives or employees. Gevity agrees that the members of the Board of Directors of Gevity and the corporate officers of Gevity have not during the time period while this Agreement was being negotiated or was under consideration and provided that Mr. Sladnick directs all requests for references as set forth herein, will not knowingly make statements to Gevity’s clients, employees, vendors, shareholders, investors or to any other member of the public that in any way could be deemed to negatively criticize, denigrate or disparage Mr. Sladnick. With respect to reference requests, Gevity agrees to provide only dates of employment, base salary at the time of Mr. Sladnick’s separation and position(s) held. Reference requests will be directed only to Michael Lavington, the Chairman and Chief Executive Officer designate, or if he no longer occupies that position or the Chief Executive Officer position, the employee occupying the position of General Counsel, who shall communicate substantially the substance of the public announcement made concerning Mr. Sladnick’s departure from Gevity. Gevity will undertake reasonable steps to ensure that any material inquiries (other than reference requests directed to Mr. Lavington) regarding Mr. Sladnick’s departure from Gevity are directed to Edwin E. Hightower, Jr. or such other person who is then General Counsel.
     7. NON-ADMISSION OF LIABILITY OR WRONGFUL CONDUCT. Gevity and Mr. Sladnick agree that the payments made and other consideration received pursuant to this Agreement shall not be construed as an admission by any Gevity Releasee or Sladnick Releasee of any legal liability or acts of wrongdoing or discrimination; nor shall it be used as evidence or an admission by any Gevity Releasee or Sladnick Releasee of such liability, wrongdoing, or discrimination.
     8. COMPLETE TERMINATION OF EMPLOYMENT RELATIONSHIP AND RETURN OF PROPERTY. Gevity and Mr. Sladnick agree as a matter of intent that as of the Separation Date, this Agreement terminates all aspects of the employment relationship between them. As part of an amicable resolution to the employment relationship between the parties, Mr. Sladnick acknowledges that he does not and will not seek reinstatement, future employment, or return to active employee status with Gevity. Mr. Sladnick further acknowledges that Gevity shall not be under any obligation whatsoever to consider him for reinstatement, employment, reemployment or other similar status at any time.

     Mr. Sladnick acknowledges, understands, and agrees that within three (3) business days from the Separation Date, he must return all files, memoranda, records, Gevity credit cards, Gevity manuals, computer equipment, computer software, cellular phones, and any other equipment or documents (including all copies and excerpts), and all other physical or electronic property of similar type that he received from Gevity and/or that he used in the course of his employment with Gevity; provided, however, Mr. Sladnick and Edwin E. Hightower (General Counsel) may agree in writing (including in any consulting agreement between Mr. Sladnick and Gevity) to Mr. Sladnick’s continued use of certain equipment and documents after the Separation Date.
     9. CONFIDENTIALITY. The nature and terms of, and the circumstances surrounding the execution of this Agreement are strictly confidential and have not been and shall not be disclosed by Mr. Sladnick or Gevity at any time to any person except to each party’s lawyers, accountants or, in the case of Mr. Sladnick his immediate family without the prior written consent of an officer of Gevity (in the case of disclosures by Mr. Sladnick) or the prior written consent of Mr. Sladnick (in the case of disclosures by Gevity), except as required by applicable law and as may be necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, pursuant to court order after reasonable notice to the other party, or in response to a disclosure made by the other party.
     10. 401(k) PLAN. The parties acknowledge and agree that Mr. Sladnick’s right to payment of his vested benefit under the Gevity 401(k) plan shall be determined under the terms of the Gevity 401(k) plan document.
     11. DIRECTOR AND OFFICER LIABLITY INSURANCE. After the Separation Date, Mr. Sladnick will be covered under Gevity’s director and officer liability insurance for the period that Mr. Sladnick was an officer and director of Gevity to the extent set forth under the director and officer liability insurance contract in effect as of the Separation Date.
     12. GOVERNING LAW. This Agreement shall be interpreted under the laws of the State of Florida without regard to principles of conflicts of law.
     13. SEVERABILITY. It is the intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permitted by law. Accordingly, if any particular section(s), subsection(s) or portion(s) of this Agreement shall be held invalid or unenforceable as written, such section(s), subsection(s) or portion(s) shall be modified to the extent necessary to be valid or enforceable. Such modification shall not affect the remaining provisions of this Agreement. To the extent any section(s), subsection(s) or portion(s) of this Agreement are found invalid or unenforceable and cannot be modified to be valid or enforceable, then the Agreement shall be construed as if that section(s), subsection(s) or portion(s) were deleted, and all remaining terms and provisions shall be enforceable in law or equity in accordance with their terms.

     14. SOLE AND ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties. Any prior agreements between or directly involving the parties to the Agreement (including but not limited to the Letter Agreement and the Change in Control Severance Agreement dated July 22, 2005 between Mr. Sladnick and Gevity) are superseded by the terms of this Agreement and thus are rendered null and void, except for (a) the Non-Solicitation, Non-Compete and Confidentiality Agreement dated July 11, 2005 between Gevity and Mr. Sladnick, (b) the option agreements dated on or about July 11, 2005, February 22, 2006, and April 10, 2007 between Gevity and Mr. Sladnick to the extent applicable to options vested as of the Separation Date, (c) the restricted stock certificate dated on or about July 11, 2005 between Gevity and Mr. Sladnick to the extent applicable to shares of restricted stock vested as of the Separation Date, and (d) the Indemnification Agreement, each of which shall remain in full force and effect in accordance with its existing terms. In addition, any consulting agreement entered into between Gevity and Mr. Sladnick after the date of this Agreement for consulting services to be rendered after the Separation Date shall be separate from the Agreement and enforceable in accordance with its terms.
     15. NO OTHER PROMISES. Mr. Sladnick affirms that the only consideration for Mr. Sladnick’s signing this Agreement is that set forth in this Agreement, that no other promise or agreement of any kind has been made to or with him by any person or entity to cause him to execute this document, and that he fully understands the meaning and intent of this Agreement, including but not limited to, its final and binding effect.
     16. KNOWING AND VOLUNTARY WAIVER. For the purpose of implementing full and complete releases and discharges as set forth in Section 4, the parties expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all claims which the parties do not know or suspect to exist at the time they sign the Agreement, and that the Agreement contemplates the extinguishment of any such claim or claims, except as expressly provided in Section 4.
     17. COUNTERPARTS. This Agreement may be signed in counterpart and each counterpart shall have the same force and effect as though the signatures were contained in a single document. Facsimile signatures shall also have the same force and effect as original signatures.
     18. LEGALLY BINDING AGREEMENT. Mr. Sladnick understands and acknowledges: (1) that this is a legally binding release; (2) that by signing this Agreement, he is hereafter barred from instituting claims against Gevity in the manner and to the extent set forth in Sections 4 and 5 above; and (3) that this Agreement is final and binding.

     19. MODIFICATION. No amendments or modifications of this Agreement shall be valid or binding upon the Parties unless made in writing and signed by the Parties hereto.
     20. REPRESENTATIONS. Gevity hereby represents and warrants to Mr. Sladnick as follows:
(a) Gevity is duly organized, validly existing and in good standing under the laws of the State of Florida;
(b) Gevity has the power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Gevity; this Agreement has been duly executed and delivered by a duly authorized officer of Gevity and constitutes the legal, valid and binding agreement of Gevity, enforceable in accordance with its terms.
     21. SECTION 409A AND OTHER TAX MATTERS. To the extent this Agreement is subject to Section 409A of the Code, Mr. Sladnick and Gevity intend all payments under this Agreement to comply with the requirements of such section, and this Agreement shall, to the extent practical, be operated and administered to effectuate such intent. To the extent necessary to avoid adverse tax consequences under Section 409A of the Code, the timing of any payment under this Agreement shall be delayed by six months and one day in a manner consistent with § 409A(a)(2)(B)(i) of the Code. All tax and other amounts which Gevity is required to withhold or deduct will be deducted from the payments to Mr. Sladnick under this Agreement.
PLEASE READ CAREFULLY. BY SIGNING BELOW, YOU ATTEST THAT YOU HAVE READ THIS AGREEMENT AND THAT YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS YOU HAVE OR MAY HAVE AGAINST GEVITY AND/OR OTHER GEVITY RELEASEES.

Date: May 5, 2008	/s/ Clifford M. Sladnick

Clifford M. Sladnick

	For:	Gevity HR, Inc.

Date: May 5, 2008	By:	/s/ Edwin E. Hightower, Jr.

Edwin E. Hightower, Jr.
Vice President and General Counsel

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